Exhibit 99.1
RSC Reports First Quarter 2008 Results
•	Rental revenues up 7.0%

•	Adjusted EBITDA $182.7 million or 43.3% of total revenues

•	Diluted EPS of $0.22

•	Increasing Free Cash Flow Outlook for Year
SCOTTSDALE, Ariz. — RSC Holdings Inc. (NYSE:RRR), one of the largest equipment rental providers in North America, today announced first quarter 2008 rental revenues of $372.3 million, up 7.0% from $348.0 million in last year’s first quarter and representing 88% of total revenues.
Same store rental revenue growth was 4.6% for the quarter and rental rates were 0.4% lower on a year-over-year basis. Sales of used equipment were $31.4 million, down from $37.8 million in the 2007 first quarter, as the company deliberately slowed this sales activity to reduce capital expenditures in the current market environment and take advantage of its young fleet, which averaged 28 months at the end of the quarter. Utilization of fleet was 68.6% in the quarter compared to 70.3% in the year ago period as the company held its fleet for the seasonal upturn. Sales of merchandise were $18.4 million compared to $20.6 million in the prior year. Total revenues were $422.1 million, up 3.9% from the $406.3 million reported for the comparable year-ago period.
“We are pleased with our solid rental revenue growth in what is the toughest quarter of the year,” said Erik Olsson, President and Chief Executive Officer. “The non-residential market continued to grow in the first quarter and we continue to increase our share of this market. We are particularly strong in the industrial segment, which is the fastest growing part of our business and now constitutes more than 35% of our revenues. Our strong performance is a direct result of our commitment to providing customers reliable access to one of the youngest and most diverse fleets in the industry, superior customer service and our extensive national footprint.”
In the first quarter, RSC continued its warm start expansion program by opening five new locations, bringing the total number of RSC locations to 478.
First quarter operating income decreased 6.3% to $91.4 million, or 21.6% of total revenues, from $97.5 million, or 24.0% of total revenues in the same period last year which reflects increased fleet depreciation, rising fuel costs, sales force expansion and the additional costs of being a public entity. The company expects the margin impact from these costs to lessen as the year progresses and utilization increases seasonally. Adjusted EBITDA increased 1.8% to $182.7 million in the first quarter compared to $179.4 million in the prior year, and adjusted EBITDA margin decreased to 43.3% compared to 44.1% in the same quarter 2007.

“As growth in the non-residential market slows, we are adhering to our strategy of reducing capital expenditures in order to maximize cash flow and profit margins,” said Mr. Olsson. “We are executing effectively and our flexible business model enables us to quickly respond to changing market conditions to take advantage of opportunities or to pare back when necessary to achieve optimal profitability and efficiency.”
Interest expense was $55.4 million in the first quarter, a decrease of $8.8 million over the comparable period last year due to lower debt and lower interest rates. Net income was $22.3 million, or $0.22 per diluted share. In the 2007 first quarter, net income was $20.2 million, or $0.22 per diluted share. Net capital expenditures for the first quarter were $52.3 million down 21.2% from the prior year.
Free cash flow was negative $41.8 million for the quarter compared to negative $10.2 million in the comparable prior-year period. In the quarter the company made large scheduled payments on fleet purchased the prior year, reducing accounts payable by $114 million. Excluding the decrease in accounts payable, free cash flow would have been over $70 million positive.
“Our free cash flow outlook for the year is strong,” said Mr. Olsson. “We expect free cash flow to be in the range of $305 million to $355 million for the year before an expected reduction of approximately $175 million in accounts payable.”
Return on operating capital employed for the last twelve months ended first quarter 2008 was 23% which significantly exceeded the company’s weighted average cost of capital. The return measures operating performance and capital efficiency, and value is created when the return exceeds the weighted average cost of capital.
Outlook for 2008
“For 2008, independent research firms are projecting that RSC’s major end markets will increase at a low single-digit rate. This is consistent with our assumptions, and therefore our income statement guidance remains unchanged. We expect rental revenues to grow 4 to 7 percent in 2008, total revenues to range from $1.80 to $1.85 billion, diluted earnings per share from $1.44 to $1.56, adjusted EBITDA from $835 to $860 million and net capital expenditures from $200 to $250 million. With the introduction of the federal Economic Stimulus Act of 2008 which includes bonus depreciation for 2008 we are increasing our free cash flow projections from a range of $100 to $150 million to a range of $130 to $180 million or $305 million to $355 million before reduction in accounts payable,” Mr. Olsson said.
In connection with the expected generation of free cash flow in 2008, RSC is continuing to evaluate a variety of options including paying down debt, tuck-in acquisitions and the repurchasing of common stock or debt securities. The company’s credit agreements limit repurchases of common stock or debt securities to $50 million this year.
Conference Call Information
RSC Holdings will hold a conference call today at 5:15 p.m. Eastern Time.
Investors may access the call by visiting the investor relations portion of the RSC website at www.RSCrental.com/Investor.

To listen to the live conference call:
Date: 4/24/08 5:15 PM Eastern Time
U.S. and Canada dial in # 888.679.8035
International dial in # 617.213.4848
Participant Passcode: 59828048
A replay of the conference call will be available through May 1st, 2008.
To access the replay dial:
Within the United States and Canada: 888.286.8010
Internationally: 617.801.6888
Passcode: 73676650
A replay of the webcast will also be available at www.RSCrental.com/Investor.
About RSC Holdings Inc. (NYSE: RRR) and RSC Equipment Rental, Inc.
Based in Scottsdale, Ariz., RSC Holdings Inc. is the holding company for the operating entity, RSC Equipment Rental, Inc., which is one of the largest equipment rental providers in North America servicing construction and industrial markets with an original equipment fleet cost of $2.7 billion. RSC offers superior levels of equipment availability, reliability and service to customers through an integrated network of 478 rental locations across 39 states in the United States and in four Canadian provinces. With almost 5,500 employees committed to continuous safety and 24x7 customer care, RSC delivers the loyal customer support needed to build the future. Additional information about RSC is available at www.RSCrental.com.
Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements regarding the company’s future financial position, end-market outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “plan”, “seek”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Actual results and developments may therefore differ materially from those described in this release.
The company cautions you therefore that you should not rely unduly on these forward-looking statements. You should understand the risks and uncertainties discussed in “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission could affect the company’s future results and could cause those results or other outcomes to differ materially from those expressed or implied in the company’s forward-looking statements.
Non-GAAP Financial Information
In addition to disclosing financial results that are determined in accordance with U.S. generally accepted accounting principles (“GAAP”), the company also discloses in this press release certain non-GAAP financial information including adjusted EBITDA and free cash flow. Neither of these financial measures are recognized measures under GAAP and they are not intended to be and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the tables captioned “Adjusted EBITDA GAAP Reconciliation” and “Free Cash Flow GAAP Reconciliation” included at the end of this release. Additionally, explanations of these Non-GAAP measures are provided in Annex A attached to this release.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,		Change
	2008	2007	%
Revenues:
Equipment rental revenue	$372,335	$347,975	7.0
Sale of merchandise	18,352	20,598	(10.9)
Sale of used rental equipment	31,406	37,774	(16.9)

Total revenues	422,093	406,347	3.9

Cost of revenues:
Cost of equipment rentals, excluding depreciation	167,270	156,009	7.2
Depreciation — rental equipment	78,210	68,551	14.1
Cost of merchandise sales	11,016	12,352	(10.8)
Cost of used rental equipment sales	22,457	26,943	(16.6)

Total cost of revenues	278,953	263,855	5.7

Gross profit	143,140	142,492	0.5

Operating expenses:
Selling, general, and administrative	39,588	32,589	21.5
Management fees	—	1,500	(100.0)
Depreciation and amortization — nonrental equipment	12,198	10,856	12.4

Total operating expenses	51,786	44,945	15.2

Operating income	91,354	97,547	(6.3)
Interest expense, net	55,361	64,200	(13.8)
Other (income) expense, net	(627)	89

Income before provision for income taxes	36,620	33,258	10.1
Provision for income taxes	14,275	13,015	9.7

Net income	$22,345	$20,243	10.4

Weighted average shares outstanding used in computing net income per common share:
Basic	103,152	90,648

Diluted	103,881	92,188

Net income per common share:
Basic and diluted	$0.22	$0.22

Other operational data:
Utilization (a)	68.6%	70.3%
Average fleet age (months)	28	25
Same store rental revenue growth (a)	4.6%	12.7%
Employees (a)	5,441	5,214
Original equipment fleet cost (in millions) (a)	$2,694	$2,373
(a) Refer to attached Statistical Measures for descriptions.

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$985	$10,039
Accounts receivable, net	272,072	284,570
Inventory	21,630	21,563
Rental equipment, net	1,903,663	1,929,514
Property and equipment, net	190,006	191,901
Goodwill	925,621	925,621
Deferred financing costs	53,522	55,660
Other assets	44,035	41,469

Total assets	$3,411,534	$3,460,337

Liabilities and Stockholders’ Deficit
Accounts payable	$149,664	$264,384
Accrued expenses and other liabilities	210,376	179,876
Debt	2,774,862	2,736,225
Deferred income taxes	318,351	323,950

Total liabilities	3,453,253	3,504,435
Total stockholders’ deficit	(41,719)	(44,098)

Total liabilities and stockholders’ deficit	$3,411,534	$3,460,337

RSC HOLDINGS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$22,345	$20,243
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,408	79,407
Amortization of deferred financing costs	2,388	2,051
Share-based compensation expense	888	936
Gain on sales of rental and non-rental property and equipment, net of non-cash writeoffs	(8,677)	(12,128)
Deferred income taxes	5,599	4,228
Changes in operating assets and liabilities	(102,403)	(38,574)

Net cash provided by operating activities	10,548	56,163

Cash flows from investing activities:
Purchases of rental equipment	(79,419)	(100,425)
Purchases of property and equipment	(5,808)	(7,869)
Proceeds from sales of rental equipment	31,406	37,774
Proceeds from sales of property and equipment	1,517	4,164

Net cash used in investing activities	(52,304)	(66,356)

Cash flows from financing activities:
Cash consideration paid to Atlas	—	(17,995)
Net (payments on) proceeds from debt	32,907	(14,080)
Other	(121)	(2,429)

Net cash (used in) provided by financing activities	32,786	(34,504)

Effect of foreign exchange rates on cash	(84)	(10)

Net decrease in cash and cash equivalents	(9,054)	(44,707)
Cash and cash equivalents at beginning of period	10,039	46,188

Cash and cash equivalents at end of period	$985	$1,481

Supplemental disclosure of cash flow information:
Cash paid for interest	$42,631	$47,662

Supplemental schedule of non-cash investing and financing activities:
Purchase of assets under capital lease obligations	$5,819	$16,481

Annex A
EBITDA and Adjusted EBITDA. EBITDA, a supplemental non-GAAP financial measure, is defined as consolidated net income before net interest expense, income taxes and depreciation and amortization. Adjusted EBITDA as presented herein is a non-GAAP financial measure and is generally consolidated net income before net interest expense, income taxes, and depreciation and amortization and before certain other items, including share-based compensation, management fees and recapitalization expenses. All companies do not calculate EBITDA and Adjusted EBITDA in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies.
The company presents EBITDA and Adjusted EBITDA in this release because it believes these calculations are useful to investors in evaluating our ability to service debt and as tools to evaluate our financial performance. However, EBITDA and Adjusted EBITDA are not recognized measurements under GAAP, and when analyzing the company’s performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as an alternative to, net income or net cash provided by operating activities as defined under GAAP.
Free cash flow. The company defines free cash flow as net cash provided by operating activities less net capital expenditures. All companies do not calculate free cash flow in the same manner, and RSC Holdings’ presentation may not be comparable to those presented by other companies. We believe free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital needs. However, free cash flow is a non-GAAP measure and should be used in addition to, and not as an alternative to, data presented in accordance with GAAP.
The accompanying tables reconcile the GAAP financial measures that are most directly comparable to these non-GAAP financial measures.

RSC HOLDINGS INC. AND SUBSIDIARIES
Rental Revenue Growth Bridge
(in thousands)

Rental Revenues
Three Months Ended
March 31,

2007	$347,975

Changes:
Volume	6.5%
Price	-0.4%
Currency	0.9%

2008	$372,335

RSC HOLDINGS INC. AND SUBSIDIARIES
Adjusted EBITDA GAAP Reconciliation
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net income	$22,345	$20,243
Depreciation of rental equipment and depreciation and amortization of non-rental equipment	90,408	79,407
Interest expense, net	55,361	64,200
Provision for income taxes	14,275	13,015

EBITDA	$182,389	$176,865

Adjustments:
Share-based compensation	888	936
Other (income) expense, net	(627)	89
Management fees and recapitalization expenses	—	1,500

Adjusted EBITDA	$182,650	$179,390

(Adjusted EBITDA as a percentage of total revenues)	43.3%	44.1%
Free Cash Flow GAAP Reconciliation
(in thousands)

	Three Months Ended
	March 31,
	2008	2007
Net cash provided by operating activities	$10,548	$56,163

Purchase of replacement rental equipment (a)	(57,387)	(66,771)
Purchases of property and equipment	(5,808)	(7,869)
Proceeds from sales of rental equipment	31,406	37,774
Proceeds from sales of property and equipment	1,517	4,164

Net capital expenditures before purchase of growth rental equipment	(30,272)	(32,702)

Free cash flow before purchase of growth rental equipment	(19,724)	23,461

(free cash flow before purchase of growth rental equipment, as a percentage of total revenues)	-4.7%	5.8%

Purchase of growth rental equipment (b)	(22,032)	(33,654)

Net capital expenditures	(52,304)	(66,356)

Free cash flow	$(41,756)	$(10,193)

(a)	Purchase of replacement rental equipment is defined as rental capital expenditures required to replace the value of rental assets that were sold during the period.

(b)	Purchase of growth rental equipment is defined as the portion of rental capital expenditures associated with the expansion of our existing rental fleet.

Statistical Measures
Return on Operating Capital Employed is calculated by dividing operating income (excluding transaction costs and management fees) for the preceding twelve months by the average operating capital employed for the same period. For purposes of this calculation, average operating capital employed is considered to be all assets other than cash, deferred tax assets, hedging derivatives and goodwill, less all liabilities other than debt, hedging derivatives and deferred tax liabilities.
Weighted average cost of capital is a calculation of a firm’s cost of capital in which each category of capital is proportionately weighted.
Utilization is defined as the average dollar value of equipment rented by customers (based on original equipment cost) for the relevant period divided by the aggregate dollar value of all equipment (based on original cost) for all equipment.
Same store rental revenue growth is calculated as the year over year change in rental revenue for stores that are open at the end of the period and have been operating under the company’s direction for more than 12 months.
Employee count is given at the end of the period indicated and the data reflect the actual head count as of each period.
Original Equipment Fleet Cost (OEC) is defined as the original dollar value of equipment purchased from the original equipment manufacturer (OEM). Fleet purchased from non-OEM sources are assigned a comparable OEC dollar value at the time of purchase.
Contact:
RSC Holdings Inc.

Investor/Analyst Contacts:
Lynn Morgen, 212-750-5800
Betsy Brod, 212-750-5800
InvestorRelations@RSCRental.com

Media Contact:
Chenoa Taitt, 212-223-0682